Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST MIDWEST BANCORP, INC.

First Midwest Bancorp, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST:
The Board of Directors of the Corporation, at a meeting duly convened and held, adopted resolutions proposing and declaring it advisable and in the best interests of the Corporation that the Restated Certificate of Incorporation of the Corporation be amended as follows:

(A)
The first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended such that, as amended, the first paragraph of ARTICLE FOURTH shall be replaced with the following:

The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Fifty One Million (251,000,000) shares, of which One Million (1,000,000) shares shall be shares of Preferred Stock without par value (hereinafter sometimes referred to as “Preferred Stock”), and Two Hundred Fifty Million (250,000,000) shares shall be shares of Common Stock, $0.01 par value per share (hereinafter sometimes referred to as “Common Stock”).

(B)
Paragraph (c) of PART III - GENERAL PROVISIONS of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended such that, as amended, paragraph (c) of PART III - GENERAL PROVISIONS of ARTICLE FOURTH shall be replaced with the following:

(c)
Removal of Directors. Any or all directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock. For purposes of this paragraph (c), each share of the Voting Stock shall have the number of votes granted to it pursuant to this Article Fourth.

(C)	ARTICLE FIFTH of the Restated Certificate of Incorporation of the Corporation is hereby amended such that, as amended, ARTICLE FIFTH shall be replaced with the following:
ARTICLE FIFTH. Board of Directors.

(a)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)
The number of directors constituting the Board of Directors of the Corporation shall be such number, not fewer than three nor more than twenty, as shall be fixed from time to time by resolution of the Board of Directors adopted by the affirmative vote of at least a majority of all members thereof.

(c)
The successors of the directors whose terms expire at the 2017 annual meeting of stockholders shall serve a term of office to expire at the 2018 annual meeting of stockholders. At the 2018 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall serve a term of office to expire at the 2019 annual meeting of stockholders. At the 2019 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, the successors of the directors whose terms expire at each such meeting shall serve a term of office expiring at the annual meeting of stockholders next following their election.

(d)
Each director shall serve until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal. Should a vacancy occur or be created, such vacancy shall be filled by a majority vote of the remaining directors then in office although less than a quorum, or by the sole remaining director. A director elected to fill a vacancy arising through death, retirement, resignation or removal of a director shall hold office until the end of the term to which such director’s predecessor was chosen. A director elected to fill a vacancy created through an increase in the number of directors shall serve a term of office to expire at the next annual meeting of stockholders.

(e)
Notwithstanding any of the foregoing provisions of this Article Fifth, whenever the holders of any outstanding class or series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and of the resolution of the Board of Directors providing for the issue of such class or series of Preferred Stock applicable thereto.

(f)
The Board of Directors, by resolution adopted by the affirmative vote of at least a majority of all members thereof, shall have concurrent power with the stockholders to adopt, amend or repeal the By-laws of the Corporation; provided, however, that the By-laws of the Corporation shall not be adopted, amended or repealed by the stockholders except by the affirmative vote of the holders of at least 67% of the voting power of the then outstanding Voting Stock, voting together as a single class (it being understood that, for purposes of this paragraph (f), each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth hereof), and such affirmative vote shall be required notwithstanding the fact that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

(g)
Wherever the term “Board of Directors” is used in this Restated Certificate of Incorporation, such term shall mean the Board of Directors of the Corporation; provided, however, that, to the extent any committee of directors of the Corporation is lawfully entitled to exercise the powers of the Board of Directors, such committee, to the extent provided by resolution of the Board of Directors or the By-laws, may exercise any power or authority of the Board of Directors under this Restated Certificate of Incorporation in the management of the business and affairs of the Corporation.

(h)
The books of the Corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as may be from time to time designated by the Board of Directors. Elections of directors need not be by ballot unless the By-laws so provide.

(i)
No Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware, as it may be in effect from time to time. No amendment to or repeal of this paragraph (i) shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

SECOND: Thereafter, an annual meeting of the stockholders of the Corporation was duly called and held, in accordance with Section 222 of the DGCL, on May 17, 2017, at which meeting the necessary number of shares were voted in favor of the above amendments.

THIRD:
The amendment of the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL and the Restated Certificate of Incorporation of the Corporation.

*     *     *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged by a duly authorized officer this 19th day of May, 2017.

FIRST MIDWEST BANCORP, INC.

By:	/s/ NICHOLAS J. CHULOS
Nicholas J. Chulos
Executive Vice President, Corporate Secretary, and General Counsel